Exhibit 99.1

MESABI TRUST

PRESS RELEASE

New York, New York

October 15, 2010

The Trustees of Mesabi Trust (NYSE: MSB) declared a distribution of ninety-one cents ($0.91) per Unit of Beneficial Interest payable on November 20, 2010 to Mesabi Trust unitholders of record at the close of business on October 30, 2010.  This compares to a distribution of twenty-two cents ($0.22) per Unit for the same period last year.

The sixty-nine cents ($0.69) per Unit increase over the same period last year is attributable to increases in the volume of shipments of iron ore pellets during the most recent quarter and for the year to date, as reported by Northshore Mining Company (“Northshore”), the lessee/operator of the mine on Mesabi Trust lands.  The substantial increase in the volume of shipments from Silver Bay, Minnesota resulted in the shipment of additional tons at higher royalty rates, as compared to the same quarter last year, thereby adding to the amount of the base royalty payment.  The increase in the volume of shipments from Silver Bay, Minnesota, together with the higher average sales price per ton of iron ore pellets, contributed to the increase in the bonus royalty payment.

Based on the shipments of iron ore reported by Northshore during the third calendar quarter of 2010, Mesabi Trust is expecting to receive a base royalty of $7,955,374 (based on actual shipments of iron ore mined from Mesabi Trust lands of 1,846,770 tons) on October 29, 2010.  Mesabi Trust is also expecting to receive a bonus royalty in the amount of $3,972,912 based on the average sales price per ton of iron ore pellets and the volume of shipments during the third calendar quarter of 2010.  In addition to the base and bonus royalty payments, Mesabi Trust is also expecting to receive $138,771 as a result of positive pricing adjustments to shipments made during the first and second calendar quarter of 2010.  The total royalty payment expected to be received by Mesabi Trust from Northshore is $12,210,188 (including a royalty payment of $143,131 payable to the Mesabi Land Trust).

The royalties paid to Mesabi Trust are based on the volume of shipments of iron ore pellets for the quarter and the year to date, the pricing of the iron ore product sales, and the percentage of iron ore pellet shipments from Mesabi Trust lands rather than from other lands.  The volume of shipments of iron ore pellets by Northshore varies from quarter to quarter and year to year based on a number of factors, including the requested delivery schedules of customers, general economic conditions in the iron ore industry, and weather conditions on the Great Lakes. Further, the prices under the term contracts between Northshore, Northshore’s parent Cliffs Natural Resources Inc. (“Cliffs”) and certain of their customers (the “Cliffs Pellet Agreements”) are subject to interim and final pricing adjustments, dependent in part on multiple price and inflation index factors that are not known until after the end of a contract year.  This can result in significant variations in royalties received by Mesabi Trust (and in turn the resulting amount available for distribution to Unitholders by Mesabi Trust) from quarter to quarter and on a comparative historical basis. These variations, which can be positive or negative, cannot be predicted by the Trustees of Mesabi Trust. Royalty payments received in 2010, 2009, 2008 and 2007 may continue to reflect pricing estimates for shipments of iron ore products that may be subject to further adjustment (upward or downward) pursuant to the Cliffs Pellet Agreements.  Based on all of the above factors and as indicated by the Trust’s historical distribution payments, the royalties received by the Trust, and the distributions paid to Unitholders, in any particular quarter are not necessarily indicative of royalties that will be received, or distributions that will be paid, in any subsequent quarter or for a full year.

With respect to the balance of 2010, Northshore has not advised Mesabi Trust of its expected 2010 shipments of iron ore products or what percentage of 2010 shipments will be from Mesabi Trust iron ore.  Cliffs has not provided Mesabi Trust with any projections about possible pricing (and resulting royalty) adjustments that might impact future distributions, although Cliffs did indicate that the royalty payments being reported today are based on estimated iron ore pellet prices under the Cliffs Pellet Agreements, which are subject to change.  It is possible that future negative price adjustments could offset, or even eliminate, royalties or royalty income that would otherwise be payable to Mesabi Trust in any particular quarter, or at year end, thereby potentially reducing cash available for distribution to Mesabi Trust’s Unitholders in future quarters.   In addition, because the Cliffs Pellet Agreements contain various pricing formulas and price adjustment provisions, the average sales prices received by Mesabi Trust may not match international iron ore pellet prices.

This press release contains certain forward-looking statements with respect to iron ore pellet production, iron ore pricing and adjustments to pricing, shipments by Northshore in 2010, royalty (including bonus royalty) amounts, and other matters, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended. Actual production, prices (and price adjustments) and shipments of iron ore pellets, as well as actual royalty levels (including bonus royalties) could differ materially from current expectations due to inherent risks such as general and industry economic trends, uncertainties arising from war, terrorist events and other global events, higher or lower customer demand for steel and iron ore, environmental compliance uncertainties, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring in the domestic steel market, indexing features in Cliffs Pellet Agreements resulting in adjustments to royalties payable to Mesabi Trust and other factors. Further, substantial portions of royalties earned by Mesabi Trust are based on estimated prices that are subject to interim and final adjustments, which can be positive or negative, and are dependent in part on multiple price and inflation index factors under agreements to which Mesabi Trust is not a party and that are not known until after the end of a contract year. Although the Mesabi Trustees believe that any such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially.  Additional information concerning these and other risks and uncertainties is contained in the Trust’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K.  Mesabi Trust undertakes no obligation to publicly update or revise any of the forward-looking statements that may be in this press release.

Contact:	Mesabi Trust SHR Unit
Deutsche Bank Trust Company Americas
(904) 271-2520